Exhibit 99.1

For immediate release

Endeavour Announces 2012 Third Quarter

Financial and Operational Results

Houston, November 1, 2012—Endeavour International Corporation (NYSE: END) (LSE: ENDV) today reported third quarter 2012 Adjusted EBITDA of $51.6 million compared to $2.4 million for the same quarter of 2011. On a GAAP basis, for the third quarter of 2012 net loss was $33.7 million as compared to net loss of $63.3 million for the same quarter in 2011.

Production for the quarter ending September 30, 2012 was up 370% from the comparable quarter in 2011, with U.K. crude oil accounting for 100% of the increase. For the first nine months of 2012 compared to the same period in 2011, sales volumes increased 215% from U.K. crude production. For the third quarter 2012, entitlement production averaged approximately 10,700 barrels of oil equivalent per day (“boepd”) compared to actual sales volumes for the period of approximately 11,000 boepd.

Business highlights include:

•	North Sea:

•	At Rochelle, the installation of subsea pipelines and umbilicals has been completed ahead of schedule

•	The first of the two planned production wells was drilled to a final casing point

•	Awarded seven licenses covering ten exploration blocks in the U.K.’s 27th Licensing Round around existing core areas

•	U.S. Onshore:
•	Closed an exchange with co-owner J-W Operating to obtain operator status, control of upstream and midstream assets and an additional 15,500 net acres in the Pennsylvania Marcellus

•	U.S. net production averaged 12.9 million cubic feet of gas equivalent per day (MMCFe/D) for the third quarter

•	Finance:

•	Completed an offering of an additional $54 million of 12% Senior Notes due 2018 for net proceeds of $58 million

•	Fully redeemed the $25.1 million 12% Senior Subordinated Notes due 2014

“The Company enjoyed significant progress in the third quarter with strong increases in Brent priced crude oil production in the U.K. North Sea. We are focused on and making great progress to deliver first production at our Rochelle development,” said William L. Transier, chairman, chief executive officer and president. “For health and safety reason, drilling and infrastructure implementation cannot occur in the same area simultaneously. By making the difficult decision to suspend drilling before final completion, we were able to keep our service contractor on schedule to complete the necessary subsea infrastructure. This decision preserves the option to achieve first production at Rochelle in early 2013.”

Operational Update

United Kingdom

The contracted rig at Rochelle, the Diamond Ocean Nomad, completed the drilling on the first of two planned development wells to the final casing point before moving the rig off location to allow for the hook-up of the pipelines and flow-lines to the subsea manifolds. Final drilling and completion of this first development well will be done by the Transocean Prospect which is scheduled to arrive in field in December. Due to the change in the timing of completion of the first well, first production at the field is now expected in January 2013 assuming the rig arrives as scheduled. The Rochelle subsea infrastructure installation has been substantially completed. Endeavour is the operator of the Rochelle development project and holds a 44% ownership interest in the Rochelle development which is comprised of Blocks 15/26b, 15/26c and 15/27.

During the 27th Licensing Round, the U.K. government awarded the Company seven new licenses, covering ten exploration blocks located around existing core areas. All the licenses, which have a traditional four year term, will be operated by the Company and offer additional growth opportunities in the future. There are no firm well obligations on any of the licenses and minimal upfront capital commitments.

United States Onshore

Effective October 1, 2012 Endeavour completed an exchange of assets with co-owner J-W Operating to trade the Company’s Bull Bayou Haynesville and Willow Springs Cotton Valley projects for all of J-W’s upstream and midstream Marcellus assets in Pennsylvania. The transaction adds 15,500 net acres to Endeavour’s position in the Marcellus bringing the total to 31,000 net acres and decreases the Company’s position in the Haynesville/Cotton Valley by 2,100 net acres and approximately 3.2 MMCFe/d (530 boepd) of net production. Also in the Marcellus, Endeavour has secured an off-take solution in the key Daniel area of Cameron County for up to an additional 10 mmcf/d of production with a local gatherer by year-end 2013. In conjunction with the transaction, the Company currently has three wells drilled and cased in the area waiting on completion with no additional drilling requirements until 2014.

In the Heath Shale tight oil play, the Company has deferred horizontal re-entries of its vertical pilot wells until 2013 while it evaluates results from offset operators and operational efficiencies. In Colorado, the Company continues to acquire acreage for Upper Cretaceous targets and has formed a 23,000 acre Federal unit, where it expects to drill an initial test in 2013.

There is currently no drilling activity underway in the Company’s U.S. gas fields in the Louisiana, Haynesville or the Pennsylvania Marcellus. Net daily production averaged 12.9 MMCFe/D for the third quarter and 15.5 MMCFe/D for the first nine months of 2012.

Finance

Operating expenses during the quarter included a non-recurring expense of approximately $9.7 million related to the initial purchase price value allocation of inventory at Alba at the date of acquisition.

In October, Endeavour completed a $54 million addition to its 12% Senior Notes due 2018 at 109% of principal amount, resulting in a yield of 9.4%. Proceeds of $58 million were used to fully redeem $25.1 million of the Company’s 12% Senior Subordinated Notes due 2014. The remaining proceeds will be used to finance a portion of the construction, improvement and other capital costs related to its U.S. and U.K oil and natural gas properties. The redemption of the 12% Senior Subordinated Notes was an important step in preparing for the syndicated bank revolver Endeavour expects to put in place in 2013.

In addition, the Company increased the amount available to be borrowed under the Revolving Credit Facility an additional $25 million and drew down an additional $15 million bringing the outstanding balance to approximately $115 million.

Earnings Conference Call, Thursday, November 1, 2012 at 9:00 a.m. Central Daylight Time, 2:00 p.m. British Time

Endeavour International will host a conference call and web cast to discuss its 2012 third quarter financial and operating results on Thursday, November 1, 2012 at 9 a.m. Central Daylight Time, 2 p.m. British Time. To participate and ask questions during the conference call, dial the local country telephone number and the confirmation code 2204201. The toll-free numbers are 888-677-8751 in the United States and 0-808-101-1402 in the United Kingdom. Other international callers should dial 913-312-0682(tolls apply). To listen only to the live audio web cast access Endeavour’s home page at www.endeavourcorp.com. A replay will be available beginning at 12:00 p.m. Central Daylight Time on November 1, 2012 through 12:00 p.m. on November 8, 2012 by dialing toll free 888-203-1112 (U.S.) or 719-457-0820 (international), confirmation code 2204201.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and the United States. For more information, visit www.endeavourcorp.com.

Additional information for investors:

Certain statements in this news release should be regarded as "forward-looking" statements within the meaning of the securities laws. These statements speak only as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.

The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose not only proved reserves, but also probable reserves and possible reserves that meet the SEC's definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. We use may use certain terms in our news releases, such as “reserve potential,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. In addition, we do not represent that the probable or possible reserves described herein meet the recoverability thresholds established by the SEC in its new definitions. Investors are urged to also consider closely the disclosure in our filings with the SEC, available from our website at www.endeavourcorp.com. Endeavour is also subject to the requirements of the London Stock Exchange and considers the disclosures in this release to be appropriate and/or required under the guidelines of that exchange.

For further information:

Endeavour—Investor Relations

Darcey Matthews	713.307.8711

Pelham Public Relations—UK Media
Philip Dennis	+44 (0)207 861 3919
Henry Lerwill	+44 (0)207 861 3169

Endeavour International Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

	September 30, 2012	December 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$75,722	$106,036
Restricted cash	178	—
Accounts receivable	16,131	8,649
Prepaid expenses and other current assets	28,047	18,840

Total Current Assets	120,078	133,525

Property and Equipment, Net	836,369	549,196
Goodwill	258,973	211,886
Other Assets	51,417	30,384

Total Assets	$1,266,837	$924,991

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$84,744	$62,275
Current maturities of debt	12,500	12,350
Accrued expenses and other	23,680	20,549

Total Current Liabilities	120,924	95,174
Long-Term Debt	812,926	455,028
Deferred Taxes	111,806	115,759
Other Liabilities	72,338	61,248

Total Liabilities	1,117,994	727,209

Commitments and Contingencies

Series C Convertible Preferred Stock	43,703	43,703

Stockholders’ Equity	105,140	154,079

Total Liabilities and Stockholders’ Equity	$1,266,837	$924,991

Endeavour International Corporation

Condensed Consolidated Statement of Operations

(Unaudited)

(Amounts in thousands, except per share data)

	Third Quarter September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues	$83,275	$10,302	$121,444	$43,459

Cost of Operations:
Operating expenses	23,973	3,496	34,613	14,888
Depreciation, depletion and amortization	23,759	5,372	42,292	18,698
Impairment of U.S. oil and gas properties	11,416	28,793	47,116	28,793
General and administrative	5,026	4,863	15,379	14,525

Total Expenses	64,174	42,524	139,400	76,904

Income (Loss) From Operations	19,101	(32,222)	(17,956)	(33,445)

Other Income (Expense):
Derivatives:
Unrealized gains (losses)	(1,204)	13,081	(2,178)	11,098
Interest expense	(18,053)	(12,253)	(63,016)	(32,607)
Loss on early extinguishment of debt	—	—	(21,661)	(402)
Letter of credit fees	(9,378)	—	(12,442)	—
Other income (expense)	(2,663)	611	(5,944)	826

Total Other Income (Expense)	(31,298)	1,439	(105,241)	(21,085)

Loss Before Income Taxes	(12,197)	(30,783)	(123,197)	(54,530)
Income Tax Expense (Benefit)	21,505	32,507	(3,424)	31,820

Net Loss	(33,702)	(63,290)	(119,773)	(86,350)
Preferred Stock Dividends	456	466	1,367	1,518

Net Loss to Common Stockholders	$(34,158)	$(63,756)	$(121,140)	$(87,868)

Net Loss per Common Share:
Basic and Diluted	$(0.73)	$(1.63)	$(2.94)	$(2.52)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	46,555	39,064	41,163	34,854

Endeavour International Corporation

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(Amounts in thousands)

	Nine Months Ended September 30,
	2012	2011
Cash Flows from Operating Activities:
Net loss	$(119,773)	$(86,350)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	42,292	18,698
Impairment of U.S. oil and gas properties	47,116	28,793
Deferred tax expense (benefit)	(15,849)	23,052
Unrealized (gains) losses on derivatives	2,178	(11,098)
Amortization of non-cash compensation	3,605	2,733
Amortization of loan costs and discount	10,536	9,151
Non-cash interest expense	7,077	9,306
Loss on early extinguishment of debt	21,661	402
Other	9,692	1,839
Changes in operating assets and liabilities	(7,191)	(25,145)

Net Cash Provided by (Used in) Operating Activities	1,344	(28,619)

Cash Flows From Investing Activities:
Capital expenditures	(175,597)	(113,137)
Acquisitions	(228,437)	(22,898)
(Increase) decrease in restricted cash	(178)	31,726

Net Cash Used in Investing Activities	(404,212)	(104,309)

Cash Flows From Financing Activities:
Repayments of borrowings	(247,065)	(97,638)
Borrowings under debt agreements, net of debt discount	595,000	210,000
Proceeds from issuance of common stock	60,805	118,444
Dividends paid	(833)	(1,400)
Payments for early extinguishment of debt	(7,248)	—
Financing costs paid	(28,109)	(11,226)
Other financing	4	511

Net Cash Provided by Financing Activities	372,554	218,691

Net Increase (Decrease) in Cash and Cash Equivalents	(30,314)	85,763
Cash and Cash Equivalents, Beginning of Period	106,036	99,267

Cash and Cash Equivalents, End of Period	$75,722	$185,030

Endeavour International Corporation

Operating Statistics

(Unaudited)

	Third Quarter September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Sales volume (1)
Oil and condensate sales (Mbbls):
United Kingdom	812	49	1,099	274
United States	1	3	2	5

Total	813	52	1,101	279

Gas sales (MMcf):
United Kingdom	19	—	69	78
United States	1,182	1,329	4,234	3,305

Total	1,201	1,329	4,303	3,383

Oil equivalent sales (MBOE)
United Kingdom	815	49	1,110	287
United States	198	225	708	556

Total	1,013	274	1,818	843

Total BOE per day	11,006	2,972	6,635	3,089

Physical production volume (BOE per day) (1)
United Kingdom	8,573	838	4,474	1,152
United States	2,151	2,436	2,585	2,036

Total	10,724	3,274	7,059	3,188

Realized Price, before and after derivatives
Oil and condensate price ($ per Bbl)	$99.31	$106.57	$101.76	$108.57

Gas price ($ per Mcf)	$2.16	$3.59	$2.19	$3.88

Equivalent oil price ($ per BOE)	$82.24	$37.68	$66.80	$51.53

(1)

We record oil revenues using the sales method, i.e. when delivery has occurred. Actual production may differ based on the timing of tanker liftings. Physical production may differ from sales volumes based on the timing of tanker liftings for our international sales. We use the entitlements method to account for sales of gas production.

Endeavour International Corporation

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

(Amounts in thousands)

As required under Regulation G of the Securities Exchange Act of 1934, provided below are reconciliations of net income (loss) to the following non-GAAP financial measures: net income, as adjusted and Adjusted EBITDA. We use these non-GAAP measures as key metrics for our management and to demonstrate our ability to internally fund capital expenditures and service debt. The non-GAAP measures are useful in comparisons of oil and gas exploration and production companies as they exclude non-operating fluctuations in assets and liabilities.

(amounts in thousands)	Third Quarter September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net loss	$(33,702)	$(63,290)	$(119,773)	$(86,350)
Impairment of U.S. oil and gas properties (net of tax) (1)	11,416	28,793	47,116	28,793
Unrealized (gain) loss (net of tax) (2)	265	(13,034)	58	(12,245)
Loss on early extinguishment of debt (net of tax)(3)	—	—	17,762	402
Deferred tax expense related to U.K. tax rate change	8,393	25,387	8,393	25,387

Net Loss as Adjusted	$(13,628)	$(22,144)	$(46,444)	$(44,013)

Net loss	$(33,702)	$(63,290)	$(119,773)	$(86,350)
Unrealized loss on derivatives	1,204	(13,081)	2,178	(11,098)
Net interest expense	18,005	12,084	62,789	31,832
Letter of credit fees	9,378	—	12,442	—
Loss on early extinguishment of debt	—	—	21,661	402
Depreciation, depletion and amortization	23,759	5,372	42,292	18,698
Impairment of U.S. oil and gas properties	11,416	28,793	47,116	28,793
Income tax expense (benefit)	21,505	32,507	(3,424)	31,820

Adjusted EBITDA (4)	$51.565	$2,385	$65,281	$14,097

(1)	Since the impairments related to U.S. oil and gas properties, we recognized no tax benefits as there was no assurance that we could generate any U.S. taxable earnings.
(2)	Net of tax (benefit) expense of $939 and $(47) and $2,120 and $1,147, respectively.
(3)	Net of tax benefit of $3,899 for the nine months ended September 30, 2012.
(4)

Includes operating expenses of approximately $9.7 million for the third quarter of 2012 and nine months ended September 30, 2012 related to the initial purchase price value allocation of inventory at Alba at acquisition date.